Exhibit 99.1

Zayo Group, LLC Reports Financial Results for the First Fiscal Quarter Ended September 30, 2012

First fiscal quarter Adjusted EBITDA of $122.6 million on revenue of $229.7 million, representing $490.4 million and $918.8 million of annualized Adjusted EBITDA and revenue, respectively

LOUISVILLE, Colo., November 16, 2012 – Zayo Group, LLC (“Zayo Group” or “the Company”), a leading provider of bandwidth infrastructure and network-neutral colocation and interconnection services, announced results for the three months ended on September 30, 2012.

The Company has experienced sequential quarter revenue and Adjusted EBITDA growth since inception. First quarter growth was largely a function of acquisition related growth resulting from the July 2, 2012 acquisition of AboveNet and the August 31, 2012 acquisition of FiberGate.

During the three months ended September 30, 2012, the Company made net capital expenditures of $66.7 million, which included adding 1,278 route miles and 709 buildings to the network.

Financial Highlights

FY 2013 Q1 compared to FY 2012 Q4

•	Zayo Group generated quarterly revenue of $229.7 million; a $120.1 million sequential quarter increase largely attributed to the acquisition of AboveNet.

•	Adjusted EBITDA for the quarter was $122.6 million, which was $65.1 million higher than the prior quarter.

•	Loss from continuing operations of $53.4 million for the quarter was $48.2 million higher than the $5.3 million net loss for the previous quarter.

FY 2013 Q1 compared to FY 2012 Q1

•	Quarterly revenue and Adjusted EBITDA increased by $151.3 million and $84.6 million, respectively, over the first quarter of fiscal year 2012.

•	Quarterly loss from continuing operations increased by $56.6 million over the first quarter of fiscal year 2012.

Recent Developments

Recently Closed Acquisitions

AboveNet Inc. (“AboveNet”)

On July 2, 2012, the Company acquired 100% of the outstanding capital stock of AboveNet, previously a publicly-traded company listed on the New York Stock Exchange, in exchange for cash of approximately $2.2 billion, net of cash acquired.

AboveNet is a provider of bandwidth infrastructure and network-neutral colocation and interconnection services, primarily to large corporate enterprise clients and communication carriers, including Fortune 1000 and Financial Times and Stock Exchange (“FTSE”) 500 companies in the United States and Europe. AboveNet’s commercial strategy was consistent with the Company’s; that is, to focus on leveraging its infrastructure assets to provide bandwidth infrastructure services to a select set of customers having high bandwidth demands. It provides lit and dark fiber bandwidth infrastructure services over its dense metropolitan, regional, national, and international fiber networks. It also operates a Tier 1 IP network with direct and indirect (through peering arrangements) connectivity in many of the most important bandwidth centers and peering exchanges in the U.S., Europe, and Japan. Its product set is highly aligned with Zayo’s, consisting primarily of dark fiber, Wavelength, Ethernet, IP and colocation services. AboveNet also has grown a very strong base of business with enterprise clients, particularly within the financial services segment.

On June 30, 2012, AboveNet’s fiber networks spanned approximately 20,590 route miles, approximately 2,500,000 fiber miles and connected to approximately 4,000 on-net buildings, including more than 2,600 enterprise locations, many of which house some of the largest corporate users of network services in the world. AboveNet’s metropolitan networks typically contain 432, and in some cases 864, fiber strands in each cable. This high fiber count allows AboveNet to add new customers in a timely and cost-effective manner by focusing incremental construction and capital expenditures on the laterals that connect to the customer premises. AboveNet’s metropolitan networks serve 17 markets in the U.S., with strong network footprints in a number of the largest metropolitan markets including Boston, Massachusetts; Chicago, Illinois; Los Angeles, California; New York, New York; Philadelphia, Pennsylvania; San Francisco, California; Seattle, Washington; and Washington, D.C. It also serves four metropolitan markets in Europe: London, United Kingdom; Amsterdam, Netherlands; Frankfurt, Germany; and Paris, France. These locations also include many private data centers and hub locations that are important for AboveNet’s customers. AboveNet uses under-sea capacity on the Japan-U.S. Cable Network to provide connectivity between the U.S and Japan and capacity on the Trans-Atlantic undersea telecommunications network and other trans-Atlantic cables to provide connectivity from the U.S. to Europe.

FiberGate Holdings, Inc. (“FiberGate”)

On August 31, 2012, the Company acquired 100% of the equity interest in FiberGate, a privately held corporation, for a purchase price of $117.5 million, subject to certain post-closing adjustments. The acquisition was funded with cash on hand.

Headquartered in Alexandria, Virginia, FiberGate is a provider of dark fiber services throughout the Washington, D.C., Northern Virginia, and Baltimore, Maryland corridor. The FiberGate network includes 779 high fiber count route miles in and around the U.S. capital region. FiberGate also has 317 on-net buildings, including federal government sites, carrier hotels, data centers, cell towers, and enterprise buildings. FiberGate has provided dark fiber services to the federal government since its inception in 1995 and has since expanded its clientele to include large enterprise and telecommunications customers.

USCarrier

In connection with the Company’s July 1, 2010 acquisition of American Fiber Systems Holding Corporation (“AFS”), the Company acquired an ownership interest in USCarrier Telecom Holdings, LLC (“USCarrier”) consisting of approximately 50% of the equity interest in USCarrier.

On August 15, 2012, the Company entered into an agreement with the owners of USCarrier to purchase all remaining ownership units of USCarrier such that upon consummation of the acquisition, the Company would own 100% of the equity interest in USCarrier. On October 1, 2012, the transaction was consummated and the Company acquired the remaining outstanding equity interest in USCarrier. The purchase price of $15.9 million for the remaining interest in USCarrier was funded with cash on hand.

The USCarrier business operates a 3,700 mile regional fiber network that connects major markets such as Atlanta, Jacksonville, Tallahassee, Nashville and Chattanooga along with 40 smaller cities throughout the Southeast region of the United States. USCarrier provides transport services such as Ethernet and Wavelength primarily to other telecommunications providers.

Pending acquisitions

First Telecom Services Purchase Agreement

On October 12, 2012, the Company entered into an agreement to acquire 100% of the equity interest in First Telecom Services, LLC (“First Telecom Services”) a subsidiary of First Communications, Inc. First Telecom Services provides dark fiber, transport, and construction services. The $110.0 million purchase price, subject to post-closing adjustments, will be funded with cash on hand.

New Invested Capital

On July 2, 2012, the Company issued $750.0 million aggregate principal amount of 8.125% senior secured first-priority notes due 2020 and $500.0 million aggregate principal amount of 10.125% senior unsecured notes due 2020. The Company also entered into a new $250.0 million senior secured revolving credit facility, and a new $1,620.0 million senior secured term loan facility which accrues interest at floating rates. The effective rate on the New Term Loan Facility on September 30, 2012 was 7.125%.

On August 13, 2012, the Company entered into forward-starting interest rate swap agreements with an aggregate notional value of $750.0 million, a start date of June 30, 2013, and a maturity date of June 30, 2017. The contract states that the Company shall pay a 1.67% fixed rate of interest for the term of the agreement beginning on the start date. The counterparty will pay to the Company the greater of actual LIBOR or 1.25%, the minimum reference rate on the term loan. The Company entered into the forward-starting swap arrangements to reduce the risk of increased interest costs associated with potential future changes in LIBOR rates.

On October 5, 2012, the Company’s new revolving credit facility and new term loan facility were amended. Among other changes, the applicable margin over base rate was reduced by 187.5 bps on both of the facilities. The effective rate on the new term loan subsequent to the amendment was 5.25%.

On July 2, 2012, in connection with the Company’s acquisition of AboveNet, Zayo Group Holdings, Inc. (“Holdings”) completed a third round of equity financing of which $472.3 million was contributed to the Company.

A portion of the proceeds from the debt and equity contributions were used to pay the outstanding portion of the Company’s previous indebtedness and fees associated with early redeeming the Company’s previous indebtedness and to pay the cash consideration for the AboveNet acquisition and associated fees and expenses.

Spin-Off of Professional Services Business

AboveNet’s legacy service offering included a business segment that provided professional services to certain users of bandwidth capacity. As the professional services business segment (“Zayo Professional Services” or “ZPS”) does not align with the Company’s primary focus of providing bandwidth infrastructure services, the segment was spun off to Holdings on September 30, 2012. The Company estimated the fair value of the assets and liabilities which were distributed to Holdings to be $26.7 million. During the quarter ended September 30, 2012, the results of the operations of ZPS prior to the spin-off date have been aggregated and are presented in a single caption entitled, “Earnings from discontinued operations, net of income taxes” on the Company’s consolidated statements of operations.

First Quarter Financial Results

Three Months Ended September 30, 2012 and June 30, 2012

Figure 1.0

Zayo Group Summary Results

($ in millions)

	Three months ended
	September 30,	June 30,
	2012	2012
Revenue	$229.7	$109.6
Annualized revenue growth	438%
Gross profit	197.0	86.8
Gross profit %	86%	79%
Operating income	46.2	23.4
Earnings from continuing operations before taxes	(80.7)	5.5
(Benefit)/provision for income taxes	(27.3)	10.8

Loss from continuing operations	($53.4)	($5.3)

Adjusted EBITDA from continuing operations	$122.6	$57.5
Purchases of property and equipment	66.7	21.4

Unlevered free cash flow	$55.9	$36.1

Annualized EBITDA growth	453%
Adjusted EBITDA margin	53%	52%

The sequential quarterly revenue increase of $120.1 million was primarily the result of the July 2, 2012 acquisition of AboveNet and the August 31, 2012 acquisition of FiberGate. The Company generated additional monthly revenue of $4.1 million associated with gross installations accepted during the quarter ended September 30, 2012. This increase in revenue related to organic growth was partially offset by total customer churn of $3.1 million in monthly revenue during the quarter. Also offsetting the revenue growth was a decrease of $3.3 million to other revenue recognized during the quarter ended September 30, 2012 as compared to the quarter ended June 30, 2012. Other revenue recognized during the quarter ended June 30, 2012 primarily related to early termination charges collected and the accelerated recognition of the deferred revenue associated with those terminated contracts.

Adjusted EBITDA and Adjusted EBITDA margin benefited from both the high margin dark fiber concentration and the additional scale achieved from the acquisitions of AboveNet and FiberGate.

Loss from continuing operations increased by $48.2 million in the quarter ended September 30, 2012 as compared to the previous quarter. The increase in the loss is attributed to a $47.0 million increase in interest expense associated with the Company’s new debt financing as well as $65.0 million of expenses associated with debt extinguishment costs. Partially offsetting the quarter-over-quarter increase to loss from continuing operations was a $22.8 million increase in operating income during the current quarter.

Three Months Ended September 30, 2012 and September 30, 2011

Figure 1.1

Zayo Group Summary Results

($ in millions)

	Three months ended
	September 30,	September 30,
	2012	2011
Revenue	$229.7	$78.4
Revenue growth	193%
Gross profit	197.0	60.3
Gross profit %	86%	77%
Operating income	46.2	16.9
Earnings from continuing operations before taxes	(80.7)	7.7
Provision for income taxes	(27.3)	4.6

(Loss)/earnings from continuing operations	($53.4)	$3.1

Adjusted EBITDA	$122.6	$38.0
Purchases of property and equipment	66.7	28.6

Unlevered free cash flow	$55.9	$9.4

EBITDA growth	222%
Adjusted EBITDA margin	53%	48%

Revenue increased $151.3 million over the first quarter of fiscal year 2012 principally as a result of our Fiscal 2012 and 2013 acquisitions. The monthly recurring revenue on the acquisition date of the acquired 360networks, MarquisNet, Arialink, AboveNet and FiberGate businesses was approximately $7.0 million, $0.6 million, $0.4 million, $40.1 million and $1.4 million, respectively. The remaining increase in revenue recognized during the three months ended September 30, 2012 as compared to the three months ended September 30, 2011 was a result of organic growth. As a result of internal sales efforts since September 30, 2011, the Company has entered into $754.0 million of gross new sales contracts, which will represent an additional $11.3 million in monthly revenue once installation on those contracts is accepted. Since September 30, 2011, the company has received acceptance on gross installations that have resulted in additional monthly revenue of $9.9 million as of September 30, 2012 as compared to September 30, 2011. This increase in revenue related to our organic growth is partially offset by total customer churn of $7.1 million in monthly revenue since September 30, 2011.

Gross profit increased $136.7 million, principally as a result of our Fiscal 2012 and 2013 acquisitions. The gross profit percentage increase by nine percentage points primarily as a result of gross installed revenues having a lower component of associated operating costs than the prior period’s installed revenue base due to a higher percentage of our newly installed revenue being supported by our owned infrastructure assets (i.e. on-net). The gross profit percentage also benefited from a higher percentage of acquired revenue being on-net and from synergies realized related to our Fiscal 2012 and 2013 acquisitions.

Adjusted EBITDA increased $84.6 million as compared to the first quarter of fiscal year 2012, due to the Adjusted EBITDA contribution from our Fiscal 2012 and 2013 acquisitions, synergies realized from those acquisitions, and organic revenue growth.

Conference Call

Zayo Group will hold a conference call to report fiscal year first quarter 2013 results at 11:00 a.m. EST, November 16, 2012. The dial in number for the call is (800) 769-9015. A live webcast of the call can be found in the Investor Relations section of Zayo’s website or can be accessed directly at https://cc.readytalk.com/r/90l1a7v9bczg. During the call the company will review an earnings supplement presentation that summarizes the financial results of the quarter, which can be found at
http://www.zayo.com/financial-earnings-release.

About Zayo Group

Based in Louisville, Colorado, privately owned Zayo Group (www.zayo.com) is a provider of fiber-based bandwidth infrastructure and network-neutral colocation and interconnection services. Zayo Group is organized into autonomous operating segments supporting customers who require lit and dark fiber services and carrier-neutral colocation. Zayo Group’s business units provide these services over international, national, regional, metro and fiber-to-the-tower networks.

Forward Looking Statements

Information contained or incorporated by reference in this earnings release, in other SEC filings by the Company, in press releases and in presentations by the Company or its management that are not historical by nature constitute “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the Company’s financial and operating prospects, current economic trends, future opportunities, ability to retain existing customers and attract new ones, the Company’s acquisition strategy and ability to integrate acquired companies and assets, outlook of customers, reception of new products and technologies, and strength of competition and pricing. Other factors and risks that may affect the Company’s business and future financial results are detailed in the Company’s SEC filings, including, but not limited to, those described under “Risk Factors” within the Company’s Annual Report on Form 10-K. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events, except as required by law.

This earnings release should be read together with the Company’s unaudited condensed consolidated financial statements and notes thereto for the three months ended September 30, 2012 included in the Company’s Quarterly Report on Form 10Q filed with the SEC on November 14, 2012 and the audited consolidated financial statements and notes thereto for the year ended June 30, 2012 included in the Company’s Annual Report on Form 10-K filed with the SEC on September 14, 2012.

Non-GAAP Financial Measures

The Company provides financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of liquidity.

“Adjusted EBITDA” is defined as EBITDA from continuing operations adjusted to exclude transaction costs, stock-based compensation, and certain non-cash and non-recurring items. Management uses EBITDA and Adjusted EBITDA to evaluate operating performance, and these financial measures are among the primary measures used by management for planning and forecasting future periods. The Company believes Adjusted EBITDA is especially important in a capital-intensive industry such as telecommunications. The Company further believes that the presentation of EBITDA and Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as substitutes for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

•	does not reflect cash required to pay income taxes.

The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because all companies do not calculate Adjusted EBITDA in the same fashion.

Because the Company has acquired numerous entities since inception and incurred transaction costs in connection with each acquisition, has borrowed money in order to finance operations, has used capital and intangible assets in the business, and because the payment of income taxes is necessary if taxable income is generated, any measure that excludes these items has material limitations. As a result of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to invest in the growth of the business or as measures of liquidity.

In addition to Adjusted EBITDA, management uses Unlevered Free Cash Flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Adjusted EBITDA is a performance, rather than cash flow measure. Correlating our capital expenditures to our Adjusted EBITDA does not imply that we will be able to fund such capital expenditures solely with cash from operations.

Gross profit, defined as revenue less operating costs, excluding depreciation and amortization, is used by management to assess profitability prior to selling, general and administrative expenses, stock-based compensation and depreciation and amortization.

Consolidated Financial Information

Zayo Group

Consolidated Statements of Operations

Unaudited

Figure 1.2

Consolidated Statement of Operations

($ in thousands)

	Three months ended September 30,
	2012	2011
Revenue	$229,693	$78,443

Operating costs and expenses
Operating costs, excluding depreciation and amortization	32,717	18,150
Selling, general and administrative expenses	85,793	22,596
Stock-based compensation	10,481	3,704
Depreciation and amortization	54,500	17,062

Total operating costs and expenses	183,491	61,512

Operating income	46,202	16,931

Other expense
Interest expense	(62,555)	(9,168)
Loss on extinguishment of debt	(64,975)	—
Other income/(expense), net	585	(11)

Total other expense, net	(126,945)	(9,179)

(Loss)/earnings from continuing operations before provision for income taxes	(80,743)	7,752
(Benefit)/provision for income taxes	(27,320)	4,604

(Loss)/earnings from continuing operations	(53,423)	3,148

Earnings from discontinued operations, net of income taxes	1,808	—

Net (loss)/earnings	$(51,615)	$3,148

Zayo Group

Consolidated Balance Sheets

Figure 1.3

Consolidated Balance Sheet

($ in thousands)

	September 30,	June 30,
	2012	2012
Assets
Current assets
Cash and cash equivalents	$213,730	$150,693
Trade receivables, net	74,152	31,703
Due from related-parties	10,945	231
Prepaid expenses	19,095	7,099
Deferred income taxes, net	29,547	6,018
Restricted cash	—	22,417
Other assets	1,445	1,757

Total current assets	348,914	219,918

Property and equipment, net	1,560,440	754,738
Intangible assets, net	577,721	128,705
Goodwill	1,232,064	137,439
Debt issuance costs, net	82,179	19,706
Investment in US Carrier	12,827	12,827
Deferred income taxes, net	183,237	89,378
Other assets	23,144	9,070

Total assets	$4,020,526	$1,371,781

Liabilities and member’s equity
Current liabilities
Accounts payable	$11,792	$16,180
Accrued liabilities	139,859	45,512
Accrued interest	56,182	10,863
Capital lease obligations, current	716	1,148
Deferred revenue, current	41,020	22,940
Current portion of long-term debt	20,685	4,440

Total current liabilities	270,254	101,083

Long-term debt, non-current	2,820,859	685,281
Capital lease obligations, non-current	3,602	10,470
Deferred revenue, non-current	214,326	146,663
Stock-based compensation liability	64,635	54,367
Other long term liabilities	17,406	8,068

Total liabilities	3,391,082	1,005,932

Member’s equity
Member’s interest	699,625	388,867
Accumulated other comprehensive income	4,452	—
Accumulated deficit	(74,633)	(23,018)

Total member’s equity	629,444	365,849

Total liabilities and member’s equity	$4,020,526	$1,371,781

Zayo Group

Consolidated Statements of Cash Flows

Figure 1.4

Consolidated Statements of Cash Flows

($ in thousands)

	Three months ended
	September 30,
	2012	2011
Cash flows from operating activities
Net (loss)/earnings	$(51,615)	$3,148
Earnings from discontinued operations	1,808	—

(Loss)/earnings from continuing operations	(53,423)	3,148
Adjustments to reconcile net (loss)/earnings to net cash provided by operating activities
Depreciation and amortization	54,500	17,062
Loss on extinguishment of debt	64,975	—
Non-cash interest expense	8,642	616
Stock-based compensation	10,481	3,704
Amortization of deferred revenues	(7,814)	(2,580)
Provision for bad debts	535	148
Deferred income taxes	(29,796)	4,462
Changes in operating assets and liabilities, net of acquisitions
Trade receivables	(16,042)	(7,141)
Prepaid expenses	4,946	(498)
Other assets	(1,291)	201
Accounts payable and accrued liabilities	41,521	(5,268)
Payables to related parties, net	(993)	169
Deferred revenue	2,899	10,182
Other liabilities	(70)	20

Net cash provided by operating activities of continuing operations	79,070	24,225

Cash flows from investing activities
Purchases of property and equipment	(70,163)	(31,442)
Broadband stimulus grants received	3,507	2,798
Acquisition of Abovenet, Inc., net of cash acquired	(2,212,492)	—
Acquisition of FiberGate, net of cash acquired	(117,548)	—
Mercury Marquis Holdings, LLC purchase consideration returned	1,875	—

Net cash used in investing activities of continuing operations	(2,394,821)	(28,644)

Cash flows from financing activities
Equity contributions	337,203	100
Principal repayments on capital lease obligations	(378)	(229)
Principal payments on long-term debt	(697,475)	—
Payment of early redemption fees on debt extinguished	(39,797)	—
Proceeds from issuance of long-term debt	2,840,000	—
Change in restricted cash, net	22,415	—
Cash contributed to ZPS	(2,424)	—
Payment of deferred debt issuance costs	(82,508)	—

Net cash provided by/(used in) financing activities of continuing operations	2,377,036	(129)

Cash flows from continuing operations	61,285	(4,548)

Cash flows from discontinued operations
Operating activities	1,544	—

Effect of changes in foreign exchange rates on cash	208	—

Net increase/(decrease) in cash and cash equivalents	63,037	(4,548)

Cash and cash equivalents, beginning of period	150,693	25,394

Cash and cash equivalents, end of period	$213,730	$20,846

Zayo Group

Reconciliation of Non-GAAP Financial Measures

Figure 1.5

Adjusted EBITDA and Cash Flow Reconciliation

($ in millions)

	Three months ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Net earnings/( loss)	($51.6)	($5.3)	$3.1
Earnings from discontinued operations, net of taxes	(1.8)	—	—
Interest expense	62.5	15.6	9.2
(Benefit)/provision for income taxes	(27.3)	10.8	4.6
Depreciation and amortization expense	54.5	24.3	17.1
Transaction costs	11.4	3.3	0.3
Stock-based compensation	10.5	6.6	3.7
Loss on extinguishment of debt	65.0	—	—
Foreign currency gain on intercompany loans	(0.6)	—	—
Impairment on cost method investment	—	2.2	—

Adjusted EBITDA	$122.6	$57.5	$38.0
Purchases of property and equipment	66.7	21.4	28.6

Unlevered Free Cash Flow, as defined	$55.9	$36.1	$9.3

Investor Relations:

(877) 437-5046

ir@zayo.com